Exhibit 10.1

March 25, 2002

Mr. Joseph B. Parsons
44 Wellington Avenue
Short Hills, NJ 07078


Dear Joe:

On behalf of Kasper A.S.L., Ltd. (the "Company"), a Delaware corporation, I am pleased to confirm your employment with the Company on the terms set forth in this letter agreement. If you agree with the following terms, please sign a copy of this letter agreement and return it to me upon our receipt of which it will become a binding contract.

1. DUTIES. You ("Executive") shall be employed as Executive Vice President, Chief Financial Officer of the Company. Executive shall report directly to the Chief Executive Officer of the Company. Executive's responsibilities will include the management and supervision of all finance-related functions and personnel of the Company and its affiliates worldwide, as well as the management and supervision of the Company's information systems department and the performance of such other duties and services as are commensurate with Executive's position and are from time-to-time assigned to Executive by the Chief Executive Officer of the Company. Executive shall devote Executive's full working time and efforts to the Company's business and to the performance of Executive's duties under this Agreement. Executive shall be available to travel as the needs of the business require, which travel shall be in accordance with the Company's travel policy applicable to similarly situated employees of the Company and its affiliates.

2. TERM. The Company agrees to employ Executive and Executive agrees to serve, on the terms and conditions of this Agreement, for a period commencing on March 25, 2002 (the "Effective Date") and ending on the third anniversary date of the Effective Date, unless such employment is earlier terminated pursuant to the terms hereof (the "Initial Employment Term"). The Initial Employment Term shall be extended for successive one year terms (each, an "Additional Employment Term") unless the Company or the Executive gives written notice of non-extension at least one hundred and eighty (180) days prior to the end of the Initial Employment Term or the then Additional Employment Term, unless such employment earlier terminated pursuant to the terms hereof. The term Executive is employed hereunder shall be referred to as the "Employment Term."

3. COMPENSATION.

           (a) Base Salary. For Executive's services under this Agreement, the Company shall pay Executive base salary at an annual rate of $400,000 payable in accordance with the Company's customary payroll practices from time to time in


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effect. Thereafter, the Company will review Executive's compensation annually and may, in its sole discretion, increase Executive's base salary.

           (b) Annual Cash Bonuses.

                     (i) During the Employment Term, Executive shall be entitled to a cash bonus (the "Bonus") with a target of between 50% and 100% of Executive's annual base salary, in accordance with the terms and provisions of the Company's then existing executive bonus plan (the "Bonus Plan"). The Bonus shall be determined annually at the same time bonuses are determined for similarly situated employees of the Company, in accordance with the Bonus Plan, and shall be payable at the same time and in the same manner as bonuses are paid to other similarly situated employees of the Company.

                     (ii) During the Employment Term, the targets and performance goals, including but not limited to the extent to which they will be based on corporate performance, divisional performance, or other criteria consistent with the terms and provisions of the Bonus Plan, shall be established annually by the Company in accordance with the Bonus Plan.

           (c) Equity Awards. Upon adoption by the Company of an Equity Award program, Executive shall be eligible to receive stock options or restricted stock in an amount of one percent (1%) of the Company's outstanding common shares, determined on a fully diluted basis in accordance with the terms of such Equity Award program.

           (d) Participation in Benefit Plans and other Benefits. Executive also shall be entitled to (i) participate in all other Executive benefit plans generally available to similarly situated employees of the Company, subject to Executive's eligibility therefor, (ii) four (4) weeks of paid vacation per annum, and (iii) travel in accordance with the Company's travel policy generally applicable to similarly situated employees of the Company.

           (e) Successor Executive Compensation Programs. The Company hereby reserves the right from time to time to amend, alter, or rescind the Bonus Plan and Equity Award programs and the plans referred to in Section 3(d); provided, however, that the Company agrees that during the Employment Term Executive shall be entitled to participate in executive compensation programs of a similar type and at a level generally applicable to similarly situated employees of the Company, subject to the approval of such programs and plans by the applicable compensation committee of the Board of Directors and legal limitations.

4. SEVERANCE PAYMENTS.

           (a) Severance Payments. Either party may terminate Executive's employment at any time with or without Cause or Good Reason (as defined below). If during the Employment Term, (i) Executive's employment with the Company is terminated by the Company without Cause (which right the Company shall have at any time during the Employment Term) and other than as a result of death, notice


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of non-extension of Employment Term as provided in Section 2 of this Agreement or as provided in Section 5 of this Agreement or (ii) Executive's employment with the Company is terminated by Executive for "Good Reason" (as hereinafter defined), then upon Executive's execution and effectiveness of a general release of Claims (as hereinafter defined) which is reasonably acceptable in form and substance to the Company, the Company shall pay to Executive an amount equal to the aggregate of (1) Executive's then current annual base salary and (2) an amount equal to the prior year's bonus (or, in the case of a termination occurring before the end of the first bonus year, the target bonus, stated as 50% of Executive's salary) (the "Severance Amount"). The Severance Amount shall be paid in equal installments over a 12-month period (the "Severance Period") in accordance with the Company's customary payroll practices (but not as an employee). Executive's acceptance of the Severance Amount, as may be reduced below, shall be in full settlement of all Claims. The Severance Amount payable to Executive under this Section 4(a) shall be reduced by any compensation actually received, whether or not during the Severance Period, by Executive as a result of Executive's employment or retention by another employer as an employee or in a consulting capacity for services rendered during the period. Executive shall advise the Company promptly of any such employment and/or consulting fees received by Executive and rebate any amount due to the Company. No Severance Amount shall be payable by reason of termination due to the death or disability of the Executive, termination for Cause, or non-extension of the Employment Term in accordance with Section 2 of this Agreement, provided that upon any termination of employment Executive shall be entitled to (x) all compensation and benefits accrued to the date of such termination, (y) any bonus earned but not yet paid for any prior year and (z) any rights applicable under the terms of any applicable plan or program. As used in this paragraph, "Claims" shall mean all claims arising hereunder or with respect to the termination of Executive's employment and, prior to the date of the general release, against the Company and its affiliates and their respective officers, directors, agents, executives and employees in such capacities, other than claims for vested accrued benefits or vested stock options under the terms of their respective plans and claims for unreimbursed authorized business expenses.

           (b) Termination of Severance Payment. Notwithstanding Section 4(a) above, if Executive violates the provisions of Section 6 of this Agreement after Executive's termination of employment by the Company, Executive shall have no further right to the payment of any Severance Amount payable thereafter under this Agreement.

           (c) "Cause". As used in this Agreement, "Cause" shall mean (i) a continuous or substantial dereliction of duties which continues after written notice by the Company, (ii) material failure to promptly follow the written direction of the Chief Executive Officer, (iii) fraud or knowing breach of fiduciary duty with respect to the Company or Executive's duties, (iv) gross negligence in the performance of Executive's duties, (v) willful material misconduct with regard to the Company, its business, assets or employees, (vi) conviction of, or pleading nolo contendre to, a felony or any other crime involving fraud, dishonesty or moral turpitude, or (vii) any other material breach of the terms of this Agreement or the Company's policies as in effect from time to time; provided that the act or omission constituting Cause continues more than 30 days after written notice from the Company to the


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Executive setting forth the conduct and the provisions of this Agreement or policies alleged to have been breached. For purposes of this Section 4(c), "Company" shall include affiliates and licensees of the Company.

           (d) Salary and Accrued Benefits. If Executive's employment with the Company is terminated for any reason, including death, the Company shall pay to Executive (or his estate) any unpaid base salary and other accrued benefits to which Executive is entitled on the date of termination under the terms of the Company's compensation plans.

           (e) Good Reason. As used in this Agreement, "Good Reason" shall mean
(i) the Company reduces Executive's title, or materially reduces Executive's authority (including an adverse change in Executive's reporting relationship), in either case without Executive's consent; or (ii) the Company otherwise materially breaches this Agreement resulting in any material harm to Executive, and in either case the Company has not corrected same following written notice to the Company giving the Company 30 days to correct.

5. DISABILITY, ILLNESS, ETC. If by reason of Executive's physical or mental incapacity Executive is unable to perform Executive's material duties for a period of more than 90 consecutive days, or 120 days whether or not consecutive, in any 365-day period, the compensation otherwise payable to Executive during such period shall be discontinued for any portion of such period in excess of 90 days, and the Company, at its option, may at any time after such 90-day period while Executive is incapacitated terminate this Agreement upon written notice to Executive. In the event of such termination, Executive will not be entitled to any Severance Amount. If the Company establishes a long-term disability plan covering Executive, then in lieu of the criteria set forth above, the Company's ability to discontinue Executive's compensation shall be contingent upon Executive's entitlement to long-term disability benefits under the terms of that plan.

6. ADDITIONAL PROVISIONS.

           (a) Confidential Information. All confidential information relating to the business of Company or its affiliates or their respective officers, directors, executives or employees, or of any customer, supplier, or licensee of the Company or its affiliates ("Confidential Information") which Executive now or hereafter possesses as a result of his employment by the Company or its affiliates shall not be used by Executive or furnished, published, disclosed, or made accessible by Executive to any other person, firm, or corporation either during or after the termination of Executive's employment except in the good faith performance of his duties hereunder, in each case without the prior written permission of the Company. Executive shall return all tangible evidence of such confidential information to the Company prior to or on the date of termination of Executive's employment. As used in this Section 6(a), "Confidential Information" shall exclude that information which is or comes into the public domain through no fault of Executive or which Executive obtains from a third party who to the knowledge of Executive has the right to disclose such information. The foregoing shall not prohibit compliance with legal process provided that Executive gives the Company prompt written notice thereof and cooperates with the Company in its efforts to obtain a protective order for the Confidential Information.


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           (b) Non-Competition and Non-Solicitation.

                     (i) In view of the unique and valuable services it is expected Executive has rendered and will continue to render to the Company and its affiliates, the relationship Executive has and will have with the customers of the Company and its affiliates, Executive's knowledge of the customers, trade secrets, and other proprietary information relating to the business of the Company and its affiliates and their customers, suppliers and licensees and similar knowledge regarding the Company and its affiliates which Executive has obtained and will continue to obtain, and in consideration of the rights granted to Executive under this Agreement, Executive agrees that Executive will not during the period Executive is employed by the Company or any of its affiliates Participate In (as herein defined) any other business or organization, whether or not such business or organization now is or shall then be competing with or of a nature similar to the business of the Company or any of its affiliates or their licensees. Nothing herein shall prevent Executive from owning publicly traded securities representing less than 1 % of the equity of a publicly traded company.

                     (ii) Executive further agrees that while Executive is employed by the Company or any of its affiliates and thereafter (notwithstanding the reason or basis for the termination of Executive's employment with the Company or its affiliates) for a period of 24 months, Executive shall not, directly or indirectly, hire, engage or retain, or aid or assist any other person or entity to hire, engage, or retain (A) (x) any designers of the Company or its affiliates, (y) any person who held the position of Director or any equivalent or more senior position at the Company or any of its affiliates, or (z) any licensee of Company or any person who acted as one of the Company's or its affiliates' outside consultants, in each instance at the time of termination of Executive's employment or within the six-month period prior thereto, (B) any person employed by a licensee of the Company or its affiliates who worked on the Company's brands at the time of termination of Executive's employment or within the six-month period prior thereto, or (C) any person or entity that supplied piece goods or designs to, or that manufactured or sold apparel to, the Company or any of its affiliates during the six-month period prior to such termination.

           (c) "Participate In." For purposes of this Section 6, the term "Participate In" shall mean: directly or indirectly, for Executive's own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, executive, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of Executive's name in.

           (d) Non- Disparagement. During the Employment Term and thereafter, the Executive agrees that he shall not disparage the Company or its affiliates or their respective officers, directors, executives or licensees and shall not publish or make any such statement which is reasonably foreseeable to become


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public with respect to the Company or its affiliates, or any of their respective directors, officers, executives or licensees.

           (e) Copyrights, Inventions, etc. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, concepts, ideas and processes ("Such Inventions") which Executive now or hereafter during the period he is employed by the Company or any of its affiliates under this Agreement or otherwise may own or develop either individually or with others relating to the fields in which any of the Company or its affiliates may then be engaged or contemplates being engaged shall belong to the Company or any of its affiliates and forthwith upon request of the Company, Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as the Company may reasonably request in order to assign to and vest in the Company or its affiliates all Executive's right, title, and interest (including, but not limited to, waivers to any moral rights) in and to Such Inventions throughout the world, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances. Executive acknowledges that all copyrightable works created by the Executive as an employee will be "works made for hire" on behalf of the Company and its affiliates and that the Company and its affiliates shall have all rights therein in perpetuity throughout the world. The Executive hereby appoints any officer of the Company as the Executive's duly authorized attorney-in-fact to execute, file, prosecute and protect Such Inventions before any government agency, court or authority. If for any reason the Company does not own any Such Invention, the Company and its affiliates shall have the exclusive and royalty free right to use in their businesses, and to make products therefrom, Such Invention as well as any improvements or know-how related thereto.

           (f) Equitable Remedies; Survival. Executive acknowledges that a breach or threatened breach of any of the provisions of this Section 6 will cause irreparable harm and that any remedy at law may be inadequate and that accordingly the Company, in addition to its remedies at law, shall be entitled to an injunction or specific performance or any other mode of equitable relief without the necessity of showing any actual damage, posting a bond or furnishing other security. The provisions of this Section 6 shall survive the termination of this Agreement.

7. EXPENSES. Executive shall be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in accordance with the Company's then existing policies, upon timely submission and approval of written statements and bills in accordance with the Company's applicable expense reimbursement and related policies and procedures as in effect from time to time. Notwithstanding the foregoing, after notice of termination of employment by the Company or Executive, Executive shall be entitled to reimbursement of such expenses incurred after the date of such notice of termination only if approved in advance by the Chief Executive Officer of the Company. The Company shall at all times indemnify Executive to the fullest extent permitted by applicable law.

8. ARBITRATION. Any dispute arising out of, or in any manner relating to, this Agreement or the termination of Executive's employment with the Company, other than injunctive relief pursuant to Section 6(f), shall be resolved in


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arbitration before a panel of three arbitrators before the American Arbitration
Association in the City of New York according to its then existing commercial rules and regulations. The parties agree that in any such arbitration, the arbitrators shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The parties also agree that in any such arbitration, the arbitrators may not award punitive damages to any party, and, in the absence of an arbitrators' award, the costs of such arbitration shall be borne equally by the parties. The arbitration award shall state the reasons therefor and the determination of the arbitrators shall be final and binding on the parties hereto and judgment thereon may be entered in any court of competent jurisdiction. Except as required by law, neither the Company nor Executive shall issue any press release or make any statement which is reasonably foreseeable to become public with respect to any arbitration or any proceedings in connection therewith without receiving the prior written consent of the other party to the content of such press release or statement.

9. ENTIRE AGREEMENT. This Agreement represents the entire understanding among the parties relating to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating hereto, and may not be amended, terminated or discharged except in writing signed by all of the parties hereto.

10. ASSIGNMENT; BINDING EFFECT. Executive shall not assign or otherwise transfer its rights or obligations hereunder and such rights shall not be subject to commutation, encumbrance, or the claims of creditors, and any attempt by Executive to do any of the foregoing shall be void and of no force or effect. The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company may not assign this Agreement except to a successor in the interest to all or substantially all of the business of the Company, and only upon the written assumption by such successor of all of the Company's obligations hereunder.

11. NOTICE. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by courier, by hand or by telecopy against receipt to the party to whom it is to be given at the address of such party set forth in this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11) and with a copy, in the case of the Company, to the General Counsel at the address set forth in this Agreement. Notice to Executive's estate shall be sufficient if addressed to Executive as provided in this Section 11. Any notice or other communication shall be deemed given at the time of receipt thereof.

12. GOVERNING LAW. This Agreement shall be deemed entered into in the State of New York and shall be governed in all respects by the laws of New York applicable to agreements made and to be performed therein, without giving effect to conflicts of law principles. For purposes of Section 6(f) and except as specifically provided in Section 8, the Executive and the Company both consent to the jurisdiction of the state courts of the State of New York and the Federal courts whose districts encompass any part of New York in connection with any


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dispute arising under this Agreement and hereby waive, to the maximum extent permitted by law, any objection based on forum non conveniens, to the conducting of any such proceeding in such jurisdiction. The Executive and the Company each consents to service of process in any action brought in such courts by registered or certified mail sent to the address indicated on the first page hereof and, in the case of Executive, to Stephan G. Bachelder, Esq., 22 Free Street, Suite 201, Portland, ME 04101. The Executive and the Company both waive trial by jury in connection with the trial of any action or dispute in connection with-this Agreement or matters of a similar nature.

13. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving the waiver.

14. SEPARABILITY. If any provision of this Agreement shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the parties agree that the arbitration panel making such determination shall reduce such extent, duration, geographical scope, or other provisions hereof to the extent required to render them valid, legal, and enforceable, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

15. REPRESENTATIONS. Executive represents and warrants that the entering into and performance of this Agreement will not be in violation of any other agreement to which Executive is a party and no activities of Executive currently conflict with the non-competition provisions provided herein.

If the foregoing is correct, please sign and return to us a copy of this letter agreement, which when signed shall constitute a binding agreement.


                               Kasper A.S.L., Ltd.

                               By: /s/ John D. Idol
                                   ------------------------------------------
                                   John D. Idol, Chief Executive Officer


Agreed to:

/s/ Joseph B. Parsons
----------------------------------
Joseph B. Parsons


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